Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Third Quarter 2018 Results and Provides an Operational Update

Record 30 and 60-Day IP Rates on Recent Monument Draw Wells

DENVER, COLORADO — November 7, 2018 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its third quarter 2018 financial and operating results and also provided an operational update.

Net production for the three months ended September 30, 2018 averaged 14,609 barrels of oil equivalent per day (Boe/d), representing a 14% increase from second quarter production of 12,769 Boe/d.  Production for the third quarter was comprised of 73% oil, 14% natural gas liquids (NGLs) and 13% natural gas.  Third quarter production was negatively impacted by excess gas flaring primarily in the Company’s Monument Draw area.  Halcón estimates that without this excess flaring, third quarter average daily production would have exceeded 15,000 Boe/d.

Halcón generated total revenues of $61.6 million for the third quarter of 2018.  The Company reported a net loss available to common stockholders of $(81.8) million or a net loss per basic and diluted share of $(0.52) for the same period.  After adjusting for selected items (see Selected Item Review and Reconciliation table for additional information), the Company generated a net loss of $(9.0) million, or $(0.06) per diluted share for the third quarter of 2018.  Adjusted EBITDA (see adjusted EBITDA Reconciliation table for additional information) totaled $27.5 million for the third quarter of 2018 as compared to $55.1 million for the second quarter of 2018.  The second quarter 2018 adjusted EBITDA included approximately $30.8 million of proceeds related to a monetization of MidCush oil hedges.

Excluding the impact of hedges, for the third quarter of 2018 Halcón realized 79% of the average NYMEX oil price, 45% of the average NYMEX oil price for NGLs and 47% of the average NYMEX natural gas price.  Additionally, the Company realized hedge losses of approximately $9.6 million during the third quarter.

Recent Monument Draw Well Results

Eight new long-lateral Wolfcamp wells were put online in the third quarter of 2018 in Halcón’s Monument Draw area.  Five of these wells have reached their 30-day and 60-day peak IP rates which averaged 1,753 and 1,558 Boe/d, respectively (80% oil).  Two of these wells, the Telluride 6201H and the Trinity 6205H, averaged 30-day and 60-day peak IP rates of 2,087 Boe/d (82% oil) and 1,840 Boe/d (81% oil), respectively.  The Trinity 6205H well produced nearly 55,000 barrels of oil in September, making it one of the top oil producing Wolfcamp wells drilled in all of Reeves and Ward counties since the beginning of 2017.  After being online for approximately three months, the Telluride 6201H and the Trinity 6205H wells continue to flow at very strong rates with a current average production rate in excess of 1,300 Boe/d (82% oil) per well.

Liquidity and Capital Spending

Halcón recently completed its fall 2018 borrowing base redetermination for its senior secured revolving credit facility.  The Company received commitments to increase its borrowing base from $200 million to $275 million upon the closing of the Company’s water infrastructure asset sale in December.  As of September 30, 2018, and pro forma for the recently announced water infrastructure asset sale and the increased borrowing base, Halcón had liquidity of approximately $418 million consisting of $145 million of cash on hand plus an undrawn commitment under its revolver borrowing base of $275 million less $2 million of letters of credit outstanding.  The Company expects this liquidity to fully fund its capital spending program beyond 2019.

During the third quarter of 2018, the Company incurred capital costs of approximately $96 million on drilling and completions and $39 million on infrastructure, seismic and other.  Halcón’s year-to-date drilling and completion capital spending through the third quarter of 2018 of $344 million includes $27 million related to science (i.e. shuttle logs, pilot wells, etc.) and presetting surface and intermediate casing for wells to be drilled and completed in 2019 and beyond.

Operations Update

Halcón is currently producing approximately 17,500 Boe/d net and is running three operated rigs in the Delaware Basin.  The Company expects to maintain this rig level through the remainder of 2018 and into early 2019 in addition to running one full-time frac crew over this same period.

Halcón currently holds 22,110 net acres in its Monument Draw area.  The Company has put online 14 horizontal Wolfcamp wells in this area since it began drilling here in the first quarter of 2017.  Halcón expects to bring a rig back to Monument Draw in December 2018.

The Company currently holds 11,008 net acres in its West Quito Draw area.  Halcón recently completed its first two operated horizontal Wolfcamp wells which are currently flowing back after frac.  In addition to these two wells, the Company has drilled three more wells that are planned to be put online in West Quito Draw near year end 2018.

Halcón currently holds 23,816 acres in its Hackberry Draw area.  The Company has drilled and completed 18 horizontal wells in this area (16 Wolfcamp, one 2nd Bone Spring and one 3rd Bone Spring).  Halcón currently has two wells flowing back after frac and expects to put two additional wells online in Hackberry Draw before year end 2018.

Hedging Update

As of November 7, 2018, Halcón had 13,000 Bbl/d of oil hedged for the last three months of 2018 at an average WTI NYMEX price of $54.76 per barrel (Bbl).  For 2019, the Company has 15,504 Bbl/d of oil hedged at an average WTI NYMEX price of $56.27/Bbl.  For 2020, Halcón has 4,000 Bbl/d of oil hedged at an average WTI NYMEX price of $58.56/Bbl.  Additionally, the Company has 11,000 Bbl/d of MidCush vs. NYMEX WTI basis differential swaps in place for the fourth quarter of 2018 at -$10.64/Bbl, 14,000 Bbl/d in place for the first half of 2019 at -$3.58/Bbl and 5,000 Bbl/d in place for the second half of 2019 at -$4.54/Bbl.  Halcón also has 5,000 Bbl/d of Magellan East Houston vs. NYMEX WTI basis differential swaps in place for fourth quarter of 2019 at +$3.72 and 9,000 Bbl/d in place for 2020 at +$2.95/Bbl.

As of November 7, 2018, the Company had 7,500 MMBtu/d of natural gas hedged for the last three months of 2018 at an average price of $3.16/MMBtu.  For 2019, Halcón has 24,000 MMBtu/d of gas hedged at an average price of $2.81/MMBtu.  The Company also has 15,000 MMBtu/d of WAHA vs. NYMEX gas basis differential swaps in place for the fourth quarter of 2018 at -$1.10/MMBtu in addition to 25,500 MMBtu/d in place for the full year 2019 at -$1.18/MMBtu.

As of November 7, 2018, Halcón had 1,000 Bbl/d of NGL swaps in place for the last three months of 2018 at $32.50/Bbl and 4,252 Bbl/d in place for 2019 at an average price of $29.51/Bbl.

Sale of Water Infrastructure Assets

On October 31, 2018, Halcón entered into a purchase and sale agreement with a third party midstream water operator to sell 100% of its water infrastructure assets across all areas.  The agreement provides for upfront cash of $200 million and up to another $125 million of incentive payments payable if the Company meets certain thresholds for gross wells put online annually.    Halcón expects this transaction to close by December 31, 2018.

Fourth Quarter 2018 Guidance

Halcón expects fourth quarter 2018 net production to average between 18,000 and 20,000 Boe/d (63-67% oil).  This guidance range is 1,000 Boe/d lower than the Company’s previous guidance range primarily as a result of third party gas infrastructure constraints and the Company’s decision to shut-in the Sealy Ranch 7506H in mid-October given excessive gas treating costs on this well.  Halcón expects to put this well back online in the first quarter of 2019 once it completes upgrades to its gas treating capabilities in Monument Draw.  The Company expects fourth quarter drilling and completion capital spending to total $75 to $95 million in addition to infrastructure spend of approximately $20 to $30 million (excluding water infrastructure spending).  Halcón plans to provide 2019 guidance in early 2019.

Floyd C. Wilson, Halcón’s Chairman and CEO commented: “It was a busy quarter for Halcón, and one in which we accomplished many goals.  As previously announced, we successfully entered into an agreement to monetize our water infrastructure assets at a premium value.  We also bolstered our liquidity position further by negotiating an increase in our borrowing base by $75 million.  We believe we have adequate liquidity in place to fully fund our capital spending in 2019 and 2020 assuming three to four rigs running.  We were able to finalize a firm commitment to get a majority of our oil to the Gulf Coast, which we expect to be in service during the third quarter of 2019.  We also had a very successful quarter with the drill-bit as we put eight new wells on-line in Monument Draw, all of which are exceeding expectations and a few of which have 30 and 60-day production rates at the top end of all recent wells drilled in Ward and Reeves counties.  We also continued to bring our recurring per unit operating costs down and kept our capital spending levels within expectations.  We did incur a significant amount of non-recurring gas treating charges in Monument Draw during the third quarter related to elevated chemical treating driven by the unexpected loss of a third party sour gas sales line.  The loss of this line also contributed to higher than expected gas flaring in the third quarter.  We expect these treating costs to decline significantly over the next couple of quarters as we build out our in-house gas treating infrastructure in Monument Draw.  Finally, we recently put online our first two wells in West Quito Draw and we expect these wells to be strong producers.  As we look forward to 2019, we are focused on continuing to grow our production and gain scale; but in a cost-efficient manner.”

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE: HK) has scheduled a conference call for Thursday, November 8, 2018, at 11:00 a.m. EST (10:00 a.m. CST).  To participate in the conference call, dial (877) 451-6152 for domestic callers, and (201) 389-0879 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 13684609.  The conference call will also be webcast live over the Internet on Halcón’s website at http://www.halconresources.com in the Investors section under Events and Presentations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of liquids-rich onshore oil and natural gas assets in the United States.

For more information contact Quentin Hicks, Executive Vice President of Finance, Capital Markets & Investor Relations, at 303-802-5541 or qhicks@halconresources.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements.  Forward-looking statements include, among others, statements about anticipated production, divestitures, liquidity, capital spending and drilling and completion plans.  Forward-looking statements may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “projects”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$53,918	$88,256	$145,743	$319,472
Natural gas	1,407	2,886	5,286	15,051
Natural gas liquids	5,920	5,448	14,623	16,779
Total oil, natural gas and natural gas liquids sales	61,245	96,590	165,652	351,302
Other	350	363	613	1,386
Total operating revenues	61,595	96,953	166,265	352,688

Operating expenses:
Production:
Lease operating	5,275	17,798	15,504	58,822
Workover and other	1,478	3,644	4,795	22,213
Taxes other than income	3,557	6,846	9,812	29,149
Gathering and other	18,404	10,886	30,782	34,640
Restructuring	—	1,275	128	2,080
General and administrative	19,731	39,195	49,196	86,966
Depletion, depreciation and accretion	20,310	35,940	52,397	100,788
(Gain) loss on sale of oil and natural gas properties	1,331	(491,830)	7,235	(727,520)
Total operating expenses	70,086	(376,246)	169,849	(392,862)
Income (loss) from operations	(8,491)	473,199	(3,584)	745,550
Other income (expenses):
Net gain (loss) on derivative contracts	(60,406)	(22,415)	(66,603)	28,139
Interest expense and other	(12,940)	(19,330)	(30,522)	(63,808)
Gain (loss) on extinguishment of debt	—	(29,167)	—	(86,065)
Total other income (expenses)	(73,346)	(70,912)	(97,125)	(121,734)
Income (loss) before income taxes	(81,837)	402,287	(100,709)	623,816
Income tax benefit (provision)	—	17,000	—	5,000
Net income (loss)	(81,837)	419,287	(100,709)	628,816
Non-cash preferred dividend	—	—	—	(48,007)
Net income (loss) available to common stockholders	$(81,837)	$419,287	$(100,709)	$580,809

Net income (loss) per share of common stock:
Basic	$(0.52)	$2.85	$(0.64)	$4.56
Diluted	$(0.52)	$2.82	$(0.64)	$4.52
Weighted average common shares outstanding:
Basic	158,011	146,944	156,628	127,458
Diluted	158,011	148,490	156,628	128,410

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$137	$424,071
Accounts receivable	46,764	36,416
Receivables from derivative contracts	16,553	677
Prepaids and other	10,969	10,628
Total current assets	74,423	471,792
Oil and natural gas properties (full cost method):
Evaluated	1,362,136	877,316
Unevaluated	982,922	765,786
Gross oil and natural gas properties	2,345,058	1,643,102
Less - accumulated depletion	(617,075)	(570,155)
Net oil and natural gas properties	1,727,983	1,072,947
Other operating property and equipment:
Other operating property and equipment	188,321	101,282
Less - accumulated depreciation	(9,136)	(4,092)
Net other operating property and equipment	179,185	97,190
Other noncurrent assets:
Receivables from derivative contracts	2,794	—
Funds in escrow and other	1,915	1,691
Total assets	$1,986,300	$1,643,620

Current liabilities:
Accounts payable and accrued liabilities	$141,377	$131,087
Liabilities from derivative contracts	86,176	19,248
Current portion of asset retirement obligation	149	—
Total current liabilities	227,702	150,335
Long-term debt, net	667,726	409,168
Other noncurrent liabilities:
Liabilities from derivative contracts	37,459	7,751
Asset retirement obligations	6,963	4,368
Commitments and contingencies
Stockholders’ equity:
Common stock: 1,000,000,000 shares of $0.0001 par value authorized; 160,676,356 and 149,379,491 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	16	15
Additional paid-in capital	1,091,441	1,016,281
Retained earnings (accumulated deficit)	(45,007)	55,702
Total stockholders’ equity	1,046,450	1,071,998
Total liabilities and stockholders’ equity	$1,986,300	$1,643,620

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$(81,837)	$419,287	$(100,709)	$628,816
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	20,310	35,940	52,397	100,788
(Gain) loss on sale of oil and natural gas properties	1,331	(491,830)	7,235	(727,520)
Stock-based compensation, net	4,423	12,258	12,241	33,548
Unrealized loss (gain) on derivative contracts	50,763	31,209	77,524	(11,010)
Amortization of deferred loan costs	371	410	1,022	1,306
Amortization of discount and premium	52	471	235	2,358
Loss (gain) on extinguishment of debt	—	29,167	—	86,065
Accrued settlements on derivative contracts	1,704	2,847	3,292	(673)
Other income (expense)	(499)	(3,128)	(1,978)	(4,132)
Cash flows from operations before changes in working capital	(3,382)	36,631	51,259	109,546
Changes in working capital	(3,487)	(57,052)	(14,550)	(7,324)
Net cash provided by (used in) operating activities	(6,869)	(20,421)	36,709	102,222

Cash flows from investing activities:
Oil and natural gas capital expenditures	(117,343)	(97,670)	(369,304)	(218,880)
Proceeds received from sale of oil and natural gas properties	(132)	1,424,272	1,647	1,901,578
Acquisition of oil and natural gas properties	(569)	(9,189)	(333,470)	(916,676)
Acquisition of other operating property and equipment	—	—	—	(25,538)
Other operating property and equipment capital expenditures	(26,147)	(11,739)	(79,389)	(25,474)
Proceeds received from sale of other operating property and equipment	337	10,939	2,236	21,291
Funds held in escrow and other	(2)	1,174	153	1,459
Net cash provided by (used in) investing activities	(143,856)	1,317,787	(778,127)	737,760

Cash flows from financing activities:
Proceeds from borrowings	87,000	114,000	293,000	1,349,000
Repayments of borrowings	(32,000)	(379,826)	(32,000)	(1,497,826)
Cash payments to Noteholders	—	(39,986)	—	(70,903)
Debt issuance costs	(8)	(397)	(4,013)	(17,220)
Preferred stock issued	—	—	—	400,055
Common stock issued	—	—	63,480	—
Offering costs and other	—	(1,831)	(2,983)	(13,765)
Net cash provided by (used in) financing activities	54,992	(308,040)	317,484	149,341

Net increase (decrease) in cash and cash equivalents	(95,733)	989,326	(423,934)	989,323

Cash and cash equivalents at beginning of period	95,870	21	424,071	24
Cash and cash equivalents at end of period	$137	$989,347	$137	$989,347

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Production volumes:
Crude oil (MBbls)	980	2,007	2,468	7,108
Natural gas (MMcf)	1,040	1,874	3,009	6,892
Natural gas liquids (MBbls)	190	335	523	1,165
Total (MBoe)	1,344	2,655	3,493	9,422
Average daily production (Boe/d)	14,609	28,859	12,795	34,513

Average prices:
Crude oil (per Bbl)	$55.02	$43.97	$59.05	$44.95
Natural gas (per Mcf)	1.35	1.54	1.76	2.18
Natural gas liquids (per Bbl)	31.16	16.26	27.96	14.40
Total per Boe	45.57	36.38	47.42	37.29

Cash effect of derivative contracts:
Crude oil (per Bbl)	$(10.05)	$4.14	$4.25	$2.32
Natural gas (per Mcf)	0.20	0.26	0.14	0.10
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	(7.17)	3.31	3.13	1.82

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$44.97	$48.11	$63.30	$47.27
Natural gas (per Mcf)	1.55	1.80	1.90	2.28
Natural gas liquids (per Bbl)	31.16	16.26	27.96	14.40
Total per Boe	38.40	39.69	50.55	39.11

Average cost per Boe:
Production:
Lease operating	$3.92	$6.70	$4.44	$6.24
Workover and other	1.10	1.37	1.37	2.36
Taxes other than income	2.65	2.58	2.81	3.09
Gathering and other, as adjusted (1)	3.77	3.63	4.59	3.06
Restructuring	—	0.48	0.04	0.22
General and administrative, as adjusted (1)	6.76	5.02	8.70	4.08
Depletion	13.52	12.93	13.43	10.20

(1) Represents gathering and other and general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$14.68	$14.77	$14.08	$9.23
Stock-based compensation:
Non-cash	(3.29)	(4.62)	(3.50)	(3.56)
Transaction costs and other:
Cash	(4.63)	(5.13)	(1.88)	(1.59)
General and administrative, as adjusted(2)	$6.76	$5.02	$8.70	$4.08

Gathering and other, as reported	$13.69	$4.10	$8.81	$3.68
Rig stacking charges, gas treating fees and other	(9.92)	(0.47)	(4.22)	(0.62)
Gathering and other, as adjusted(3)	$3.77	$3.63	$4.59	$3.06

Total operating costs, as reported	$36.04	$29.52	$31.51	$24.60
Total adjusting items	(17.84)	(10.22)	(9.60)	(5.77)
Total operating costs, as adjusted(4)	$18.20	$19.30	$21.91	$18.83

(2) General and administrative, as adjusted, is a non-GAAP measure that excludes non-cash stock-based compensation charges relating to equity awards under our incentive stock plans, as well as other cash charges associated with certain transactions. The Company believes that it is useful to understand the effects that these charges have on general and administrative expenses and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(3) Gathering and other, as adjusted, is a non-GAAP measure that excludes rig stacking charges, certain gas treating fees to remove hydrogen sulfide from natural gas produced from our Monument Draw properties and other costs.  The Company believes that it is useful to understand the effects that these charges have on gathering and other expense and total operating costs and that exclusion of such charges is useful for comparison to prior periods.

(4) Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
As Reported:
Net income (loss) available to common stockholders, as reported	$(81,837)	$419,287	$(100,709)	$580,809
Non-cash preferred dividend	—	—	—	48,007
Net income (loss), as reported	(81,837)	419,287	(100,709)	628,816

Impact of Selected Items:
Unrealized loss (gain) on derivatives contracts:
Crude oil	$39,426	$30,632	$67,136	$(10,104)
Natural gas	883	577	(669)	(906)
Natural gas liquids	10,454	—	11,057	—
Total mark-to-market non-cash charge	50,763	31,209	77,524	(11,010)
(Gain) loss on sale of oil and natural gas properties	1,331	(491,830)	7,235	(727,520)
Loss (gain) on extinguishment of debt	—	29,167	—	86,065
Deferred financing costs expensed (1)	—	—	—	305
Restructuring	—	1,275	128	2,080
Rig stacking charges, gas treating fees, transaction costs and other	20,778	13,865	22,384	19,874
Selected items, before income taxes	72,872	(416,314)	107,271	(630,206)
Income tax effect of selected items (2)	—	(12,000)	—	—
Selected items, net of tax	72,872	(428,314)	107,271	(630,206)

As Adjusted:
Net income (loss) available to common stockholders, excluding selected items (3)(4)	$(8,965)	$(9,027)	$6,562	$(1,390)

Basic net income (loss) per common share, as reported	$(0.52)	$2.85	$(0.64)	$4.56
Impact of selected items	0.46	(2.91)	0.68	(4.57)
Basic net income (loss) per common share, excluding selected items (3)	$(0.06)	$(0.06)	$0.04	$(0.01)

Diluted net income (loss) per common share, as reported	$(0.52)	$2.82	$(0.64)	$4.52
Impact of selected items	0.46	(2.88)	0.68	(4.53)
Diluted net income (loss) per common share, excluding selected items (3)(5)	$(0.06)	$(0.06)	$0.04	$(0.01)

Net cash provided by (used in) operating activities	$(6,869)	$(20,421)	$36,709	$102,222
Changes in working capital	3,487	57,052	14,550	7,324
Cash flows from operations before changes in working capital	(3,382)	36,631	51,259	109,546
Cash components of selected items	19,074	13,299	19,368	23,554
Income tax effect of selected items (2)	—	(12,000)	—	—
Cash flows from operations before changes in working capital, adjusted for selected items (3)(4)	$15,692	$37,930	$70,627	$133,100

(1) For the 2017 column, this represents non-recurring charges in connection with  the redetermination of the Company’s borrowing base under its senior revolving credit facility.

(2) For the 2017 column, this represents the reversal of the $12.0 million alternative minimum tax generated primarily by the sale of the El Halcón Assets.

(3) Net income (loss) and earnings per share excluding selected items and cash flows from operations before changes in working capital adjusted for selected items are non-GAAP measures presented based on management’s belief that they will enable a user of the financial information to understand the impact of these items on reported results.  Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flows from operations, as defined by GAAP. These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(4)  For the nine months ended September 30, 2018, net income (loss) and earnings per share excluding selected items and cash flows from operations before changes in working capital include approximately $30.8 million of proceeds related to a monetization of MidCush hedges that occurred in the second quarter of 2018.

(5) The impact of selected items for the three months ended September 30, 2018 and 2017 was calculated based upon weighted average diluted shares of 158.0 million and 146.9 million, respectively, due to the net loss available to common stockholders, excluding selected  items. The impact of selected items for the nine months ended September 30, 2018 was calculated based upon weighted average diluted shares of 156.9 million, due to the net income available to common stockholders, excluding selected items. The impact of selected items for the nine months ended September 30, 2017 was calculated based upon weighted average diluted shares of 127.5 million, due to the net loss available to common stockholders, excluding selected items.

HALCÓN RESOURCES CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income (loss), as reported	$(81,837)	$419,287	$(100,709)	$628,816
Impact of adjusting items:
Interest expense	11,759	21,394	32,595	66,141
Depletion, depreciation and accretion	20,310	35,940	52,397	100,788
Income tax provision (benefit)	—	(17,000)	—	(5,000)
Stock-based compensation	4,423	12,258	12,241	33,548
Interest income	(142)	(693)	(1,914)	(851)
(Gain) loss on sale of other assets	103	(358)	(1,231)	(355)
Restructuring	—	1,275	128	2,080
Loss (gain) on extinguishment of debt	—	29,167	—	86,065
(Gain) loss on sale of oil and natural gas properties	1,331	(491,830)	7,235	(727,520)
Unrealized loss (gain) on derivatives contracts	50,763	31,209	77,524	(11,010)
Deferred financing costs expensed	—	—	—	305
Rig stacking charges, gas treating fees, transaction costs and other	20,778	13,865	22,384	19,874
Adjusted EBITDA(1)(2)(3)	$27,488	$54,514	$100,650	$192,881

(1)  Adjusted EBITDA is a non-GAAP measure, which is presented based on management’s belief that it will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. This financial measure is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP. This financial measure may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(2)  Adjusted EBITDA for the nine months ended September 30, 2018 includes approximately $30.8 million of proceeds related to a monetization of MidCush hedges that occurred in the second quarter of 2018.

(3)  Adjusted EBITDA for the three and nine months ended September 30, 2018 excludes approximately $13.7 million and $14.0 million, respectively, of costs to remove hydrogen sulfide from natural gas produced from the Company’s Monument Draw properties as a consequence of a third party pipeline temporarily going out of service.  The Company is temporarily allowed to exclude these non-recurring costs for purposes of calculating certain debt covenants under its Senior Credit Agreement through the first quarter of 2019.